EXCLUSIVE AND ALL ENCOMPASSING LICENSE
ON THE MAGNEGAS TECHNOLOGY
FOR THE AMERICAN CONTINENT

THIS AGREEMENT, entered into this 6th day of April, 2007 , by and between:

HYFU ELS, INC.
35246 U.S. Highway 19 North, # 215
Palm Harbor, Florida 34684,
A Florida corporation hereinafter referred to as "HyFuels, Inc.)

and all preceding parties collectively referred hereon as "Licensor",

MAGNEGAS CORPORATION
35246 US Highway 19 North, #311
Palm Harbor, Florida 34684

A public Delaware company hereinafter referred to as "Licensee".

WITNESSETH

WHEREAS, Santilli has developed the patented Magnegas Technology as described in details in the web site http://www.magnegas.com;

WHEREAS, Santini has irrevocably assigned all existing and future patent applications in the American Continent to HyFuels, Inc., the Licensee, as also officially recorded in the U. S. Patent and Trademark Office.

WHEREAS, Santini and HyFuels, Inc., collectively referred to as the Licensor, are willing to grant to Licensee an exclusive and all encompassing license on the Magnegas Technology according to terms and conditions specified hereinafter;

WHEREAS, Licensee desires to obtain an exclusive and all encompassing license on the Magnegas Technology for the territory identified hereunder,

THE PARTIES AGREE TO THE FOLLOWING:

    1. Under the terms and conditions hereinafter stated, Santilli and HyFuels, Inc., acting individually and collectively as Licensor hereby grant to Licensee the exclusive all encompassing license, hereinafter referred to as the "License", as follows:

1A. the License is granted on the Magnegas Technology for all possible present and future use, manufacture, advertisement, promotion and sale of all possible present and future products, parts, services and all possible present and future fuels derivable from liquid feedstock via the patented PlasmaArcFlow Process;

1B. the License is granted on all existing and future patent and patent applications as per Schedule "A" attached and is based on the process of liquid feedstock via the PlasmaArcFlow Process, including all available and future trademarks, domain names, copyrights, know-how and any other related intellectual property,

1C.the License is granted in the entire American Continent, including Alaska, Hawaii and the Caribbean Islands, hereinafter referred to as the "Territory":

ID. the License is granted with full authority to grant Sublicenses or set up Partnerships without the authorization by Licensor under the sole condition that said Sublicenses and/or Partnerships are restricted to operate with the Territory as above specified.

    2. Licensor and Licensee understands and accept that this License is hereby granted without any payment of any royalty at all for the duration of all existing and future patents.

    3. In view of the lack of payment of any royalty, this license is conditioned upon and it is activated only at the time of the issuance by Licensee to Licensor and/or assignees of 100,000 shares of Licensee's common stock.

    4. No minimum sales are requested as part of this License.

    5. The License hereby granted is solely assignable following the written and notarized consent by HyFuels, Inc.

    6. Licensee has the exclusive option, hereinafter referred to as the "Option", to purchase all patents, all patent applications, all trademarks, all domain names, all copyrights and all other intellectual property on the Magnegas Technology in the above identified Territory for the duration of 5 (five) years from the date of signature of this License upon the payment of $30,000,000.00 (thirty million U.S. dollars). In the event Licensor receives a bona fide offer for the purchase of said intellectual rights during said period of five years from the date of signature of this License, Licensor has the obligation of communicating said bona fide offer to Licensee, and Licensee has the option, but not the obligation, of purchasing said intellectual rights. In the event of inability by Licensee for any reason to exercise said Option and said intellectual rights are acquired by other parties, this License remains in full force and effect.

    7. Following the issuance of stock under this License as in Paragraph 3 above, Santini shall become a scientific consultant of the Licensee under a separate five year Consulting Agreement at 70% of his time. During such a consultancy with Licensee, Santilli shall continue to provide scientific and technical assistance to Licensor at 30% of his time.

    8. All patents, patent applications, trademarks, domain names, and any other intellectual property developed by Santilli while acting as a consultant of the Licensee as well as of the Licensor shall become automatically available to Licensee under this License, although they shall be the exclusive property of the Licensor for possible purchase by Licensee in the event the above identified exclusive Option is exercised.

    9. Licensee and/or Sub-Licensees and/or Partners shall apply to PlasmaArcFlow Recyclers manufactured under this License a notice stating "Manufactured under Santilli Patents".

    10. Following the issuance of the stock as per paragraph 3, Licensor shall provide to Licensee any and all information available on the Magnegas Technology, including any and all available construction drawings, any and all available technical information, and any and all available know-how as it may be requested by Licensee to Santini under the above indicated Consulting Agreement.

    11. Licensee and Licensor are obliged to keep each other informed of any and all advances, any and all technical information, and any and all developments on the Magnegas Technology. In particular, Licensee and Licensor shall exchange copies of all construction drawings, advertisement and other material pertaining to equipment and processes under this License. In conformity with such a requirement, Santilli has complete freedom of informing Licensor and Licensee of all technical development on the Magnegas Technology without any infringement of any confidentiality that may be implied by the Consulting Agreements between Santilli and the Licensee as well as the Licensor.

    12. All individuals and parties acting under this License, including but not limiting to Santilli, Licensor, Licensee, Sub-Licensees and Partners, shall keep all information on the Magnegas Technology confidential and disclose to other parties or to the public only the information necessary for sales promotion and other prudent business practice.

    13. Licensee and/or Sub-Licensees and/or Partners shall keep detailed records and books of accounts as shall be necessary for the determination of royalties payable hereunder, and shall furnish copies thereof to Licensor at Licensor's request. Licensor or his nominee may, at any time during business hours, make such examinations as it deems necessary to verify such records and books of account.

    14. Licensee and/or Sub-Licensees and/or Partners shall as soon as possible after receiving technical information as herein provided begin or cause the manufacture and sale of The Product and Associated Processes herein licensed and shall throughout the life of this License exert the best efforts to create, supply and service throughout the Territory as extensive a market for The Product and Associated Processes as possible.

    15. Licensee and/or any Sub-Licensees and/or any Partners agree to use their best efforts to promote the sale of The Product and Associated Processes throughout the Territory. In the event Licensee and/or Sub-Licensees and/or Partners fail to utilize its best efforts at marketing The Product and Associated Processes for 365 consecutive days, Licensor shall have the right to terminate this License by giving Licensee and/or Sub-Licensees and/or Partners (30) days advance written notice of such termination. Best efforts, as that term is contemplated in this License, shall be assumed to have been exerted in the event-the Licensee and/or sun-Licensees and/or Partners shall achieve by actual sales of The Product and the Associated Processes.

    16. Licensor provides no warranty of any type, whether explicit or implied, that, at the time of the signature of this License, there exist no infringements of Licensor's patents rights anywhere in the Territory. In the event at the time of activation of this license as per Paragraph 2 above, infringements of Licensor's patent rights exist, Licensor shall pay all costs of the related litigations and secure all possible benefits. Licensor has the obligation of communicating to the Licensee any court judgement resulting from litigation immediately following their release.

    17. Licensor provides no warranty of any type, whether explicit or implied, that infringements of Licensor's patents right shall not occur at any future time during the life of this License. In the event of such possible future infringements, Licensee and Licensor have no obligation to file lawsuits for the protection of said rights, although Licensee or Licensor may individually elect to file protective lawsuits without the necessary participation of the other party. Licensor shall not be obligated to defend or save harmless Licensee and/or Sub-Licensees and/or Partners against any suit, damage claim, or demand based on actual or alleged infringement of any patent or trademark or any unfair trade practice resulting from the exercise or use of any right or license granted hereunder. In the event that the rights hereunder granted shall be challenged by any person or company claiming patent infringement by the use thereof, Licensor shall assist Licensee to its best, including the release of such information Licensee it deems to be necessary, or to provide the date or dates of discovery of said invention and techniques, provided that Licensor shall not be obligated to incur any expense in connection therewith.

    18. In the event that Licensee, and/or Sub-Licensees and/or Partners become aware of any infringement of any patent under which it is licensed, it shall notify Licensor and shall be entitled by itself to take proceedings in the name of and with the approval of Licensor to restrain such infringement at its own expense and for its own benefit as regards any damages and costs recovered. Licensor shall be entitled to be represented at such proceedings by its own counsel, at its own expense.

    19. This License automatically terminates without prior or any notice from Licensor, upon:
(i)    the bankruptcy or insolvency of Licensee,
(ii)   the filing by Licensee of a petition for bankruptcy,
(iii)  the making by Licensee of an assignment of this license for the benefit of creditors,
(iv) the appointment of a receiver of Licensee or of any of its assets which appointment shall not be vacated within sixty (60) days thereafter, or
(v) the filing of any other petition for relief from creditors based upon the alleged bankruptcy or insolvency of Licensee which shall not be dismissed within sixty (60) days thereafter.

    20. The termination of this License, by expiration or otherwise, does not release Licensee and/or Sub-Licensees and/or Partners from any of their obligations accrued hereunder including the obligations to furnish statements and to pay compensation with respect to The Product and Associated Processes manufactured during the term of this agreement, or actually in manufacture upon such date of termination by Licensee or any of its subsidiaries, or rescind or give rise to any rights to rescind anything done or any payment made or other consideration given to either party hereunder prior to the time such termination becomes effective. In case of any such termination, Licensor shall have the right to give public notice of such termination in such manner and at such time and places as it may deem advisable.

    21. From and after the effective date of any termination of this License, Licensee and/or Sub-Licensees and/or Partners shall have no further rights hereunder except the provisions with respect to any action commenced prior to the effective date of such termination until the final disposition thereof.

    22. From and after the effective date of any termination of this License, Licensee shall have no further rights hereunder and Licensor shall be free to grant a new license to other parties in the Territory identified in Paragraph 1.

    23. Termination of this License shall not relieve Licensee or Licensor of their respective obligations to prevent duplication or disclosure of technical information furnished as provided in the provisions of this License.

    24. The addresses of the parties remain those identified at the beginning of this License and shall remain in effect until each party notifies in writing all other parties of any change of address.

    25. Notices and written statements required hereunder shall be deemed to have been duly given upon the mailing thereof, postage paid, to the party entitled thereto at its above address or at such other address as may from time to time be designated in writing to the other party.

    26. Any assignment of this License shall provide that neither Licensee nor Licensor shall be relieved of their respective obligations with respect to the use, duplication or disclosure of technical information furnished as provided in paragraph 5 hereof.

    27. This License is executed and delivered with the understanding that it embodies the entire agreement between the parties and that there are no prior valid representations, warranties or agreements relating thereto. All parties further agree that this License supersedes, voids and otherwise replaces any and all prior agreements, understandings or expectations between the parties.

    28. This License shall be construed and the legal relations between the parties determined in accordance with the laws of the State of Florida. In connection with any litigation including appellate proceedings arising out of this License, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

    29. This License is prepared in 6 (six) originals,.

    30. This License is automatically null and void unless signed by all parties on or before (seven) days from the date of signature of the first party.

    31. All parties accept as binding the reception by fax of an initialized, signed and notarized copy, with original

IN WITNESS WHEREOF.

/s/Ruggero Maria Santilli                                                      April 6, 2007
Ruggero Maria Santilli                                                                  Date
as President of HyFuels, Inc.

/s/ Bo Linton                                                                              April 6, 2007
Bo Linton                                                                                         Date
as President of  Magnegas Corporation

Exclusive and All Encompassing License
On the Magnegas Technology
Signed April 6, 2007

Schedule “A”

As per the attached Exclusive and All Encompassing License, below is a list of patent and patent applications included in the license:

U.S. Patent 6,972,118
Apparatus for Processing Hydrogen, Oxygen and Other Gases Issued 12/2005

U.S. Patent Application S.N. 11/474,687 Novel Plasma-Arc-Flow Apparatus Filed 6/2006

Application Under Filing
Novel Plasma-Arc-Flow Apparatus and Process for Submerged Electric Arcs